FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (“First Amendment”) is made as of December 31, 2012 by and between RDU CENTER III LLC (“Landlord”) and Extreme Networks, Inc. (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant executed a Lease dated October 15, 2012 (as amended, the “Lease”), for the lease of that certain 56,218 rentable square feet premises known as Suite 100 and Suite 400 (the “Existing Premises”) of the office building commonly known as RDU Center III and located at 2121 RDU Center Drive, Morrisville, North Carolina (the “Building”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to expand the Premises set forth in the Lease to include (i) the Existing Premises and (ii) 29,150 rentable square feet comprising the third (3rd) floor of the Building and described in Exhibit A attached hereto and incorporated herein (the “Expansion Premises”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Landlord and Tenant agree that the Lease shall be, and is hereby amended as follows. Where the terms and conditions of this First Amendment conflict with any provision of the Lease prior to this First Amendment, this First Amendment shall govern.

1.    All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease.

2.    Commencing on January 1, 2013 (the “Effective Date”), and notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right to occupy the Expansion Premises, except as modified in this Third Amendment, under the same terms and conditions that govern the occupancy of the Existing Premises. The term of Tenant's occupancy of the Expansion Premises (the “Expansion Premises Term”) shall commence on the Effective Date and expire on the date set forth in the Lease for the expiration of the Term with respect to the Existing Premises, unless earlier terminated as provided in the Lease.

Landlord shall deliver the Expansion Premises to Tenant in its current condition immediately following the execution and delivery of this First Amendment by both parties, so Tenant can commence the Expansion Premises Tenant Work in accordance with Exhibit B attached hereto and incorporated herein. Tenant acknowledges that no representations or warranties as to the condition or repair of the Expansion Premises have been made by Landlord, unless such are expressly set forth in this First Amendment.     Taking of possession of the Expansion Premises by Tenant shall be deemed conclusively to establish that Landlord has delivered the Expansion Premises in accordance with its obligations under this Amendment or the Lease and that the Premises are in good and satisfactory condition, as of such date of possession.

3.    The Commencement Date shall be January 1, 2013. All references in the Lease to the Commencement Date shall be deemed to refer to January 1, 2013. The expiration date of the Term shall be October 31, 2020, subject to earlier termination as provided in the Lease, and to the right of Tenant to renew or extend the term of the Lease as provided therein. This Amendment shall suffice and be effective as a commencement date agreement for any such requirement under the Lease.

4.    Effective as of the Effective Date, the rentable square footage of the Premises as provided in the Lease is revised to 85,368 SF, and all references in the Lease to the rentable square footage of the Premises shall be deemed to refer to 85,368 SF (except for Exhibit C, Sections 8, 9, and 10, which shall apply only to the Existing Premises). Effective as of the Effective Date, the Proportionate Share of Tenant shall be defined as 74.55%. During the Expansion Premises Term, expenses based on Tenant's Proportionate Share-including but not limited to those set forth in Section 5.2 of the Lease-shall be based on Tenant's Proportionate Share set forth in Section 3 of this First Amendment.

5.    The rent schedule set forth in Exhibit C, Section 2 of the Lease is hereby deleted and the following new rent schedule inserted in lieu thereof:

Period	Annual Base Rent PSF	Monthly Base Rent applicable to the Existing Premises 56,218 SF +	Monthly Base Rent applicable to the Expansion Premises 29,150 SF =	Total Monthly Base Rent for entire Premises 85,368 SF
January 1, 2013-April 30, 2013*	$0.00*	$0.00*	N/A	$0.00*
May 1, 2013-May 31, 2013	$20.90	$97,913.02	N/A	$97,913.02
June 1, 2013-April 30, 2014	$20.90	$97,913.02	$50,769.58	$148,682.60
May 1, 2014-April 30, 2015	$21.35	$100,021.19	$51,862.71	$151,883.90
May 1, 2015-April 30, 2016	$21.81	$102,176.22	$52,980.13	$155,156.34
May 1, 2016-April 30, 2017	$22.28	$104,378.09	$54,121.83	$158,499.92
May 1, 2017-April 30,2018	$22.75	$106,579.96	$55,263.54	$161,843.50
May 1, 2018-April 30, 2019	$23.24	$108,875.53	$56,453.83	$165,329.36
May 1, 2019-April 30, 2020	$23.74	$111,217.94	$57,668.42	$168,886.36
May 1, 2020-October 31, 2020	$24.25	$113,607.21	$58,907.29	$172,514.50

* Subject to abatement as set forth in Exhibit C, Section 1.

6.        Landlord and Tenant recognize Cushman & Wakefield/Thalhimer (“Landlord Broker”) as the exclusive representative for Landlord and C.B. Richard Ellis (“Tenant Broker”) as the exclusive representative of Tenant with respect to this First Amendment. Except for Landlord Broker and Tenant Broker, neither Landlord or Tenant has dealt with any other broker and each hereby agrees to indemnify, defend and hold harmless the other from and against any and all liabilities, claims, commissions, fees and other costs (including without limitation reasonable attorney fees) arising out of a breach of the foregoing representation. Landlord shall only be responsible for the payment of commissions to Landlord Broker and Tenant Broker as provided for under a separate written agreement and then only as provided in such agreement.

7.    Except as otherwise specifically stated herein, the Lease remains in full force and effect, with the terms, covenants and conditions of the Lease hereby ratified by the parties hereto. Except as specifically provided herein, this First Amendment shall not modify any term of the Lease or the obligations of the Landlord or Tenant thereunder. Tenant certifies unto Landlord that Landlord has complied with all of its obligations under the Lease to date.

8.        Submission of this First Amendment to Tenant shall not be deemed an offer to lease the Expansion Premises to Tenant, and this First Amendment shall only be effective upon being fully executed by the parties hereto. This First Amendment may be modified only in writing by a document executed by Landlord and Tenant. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. For the purposes of the execution of this First Amendment, copies or scans of signatures shall be considered valid and binding. This First Amendment and the Lease constitute the entire understanding of Landlord and Tenant with respect to the matters set forth therein, and no other documents and/or communications (oral or written)

shall serve to modify or alter the same. This First Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns. This First Amendment shall be governed by, and construed in accordance with, North Carolina law.

[Signature Page Attached Hereto.]

IN WITNESS WHEREOF, the parties have executed this First Amendment on the day and year noted above.

LANDLORD:	RDU CENTER III LLC, a North Carolina limited liability company

By:	HM RDU III LLC, a North Carolina limited liability
company, its Manager

By:	/s/ Gregg E. Sandreuter

Its:	Manager

TENANT:	Extreme Networks, Inc., a Delaware corporation

By:	/s/ John T. Kurtzweil

Its:	Senior Vice President and Chief Financial Officer

Exhibit A

Exhibit B

Expansion Premises Tenant Work
This Work Letter is attached to and made a part of that certain First Amendment dated as of December ___, 2012 (the “First Amendment”) between RDU CENTER III, LLC (“Landlord”) and Extreme Networks, Inc. (“Tenant”). This Work Letter applies only to the upfit of the Expansion Premises and does not affect the upfit of the Existing Premises, which remains governed by Exhibit B attached to the Lease.

1.
Tenant Upfit. Tenant has requested and Landlord has agreed that Tenant may perform certain upfit of the Expansion Premises (the “Expansion Premises Tenant Work”) to prepare the Expansion Premises for occupancy by Tenant as described in the Expansion Premises Design Documents (as defined herein) which shall be prepared at the cost of Tenant and subject to the review, comment, and reasonable approval by Landlord. With respect to Tenant's proposed improvements in the Expansion Premises, Tenant shall employ a designer reasonably approved by Landlord (the “Expansion Premises Designer”) to prepare (i) dimensional architectural floor plans, (ii) reflected ceiling plans, (iii) voice and data telecommunications plans, (iv) electrical plans (showing outlets, switches and lighting), (v) finish schedule, and (vi) door and hardware schedule (collectively, the “Expansion Premises Design Documents”). Landlord hereby approves of RMW/BHDP to be Expansion Premises Designer if Tenant elects to hire such company. The Expansion Premises Design Documents shall be prepared in adequate detail to permit bidding of the construction of the proposed improvements and preparation of complete, final Expansion Premises Design Documents. Landlord shall respond to any request for its review, comment and reasonable approval of the Expansion Premises Design Documents within five (5) business days of such request. All materials and finishes used for the Expansion Premises Tenant Work shall be as reasonably approved by Landlord. Once completed, the Expansion Premises Designer will deliver three (3) printed copies of the Expansion Premises Design Documents to Landlord and to the Tenant Expansion Premises General Contractor (as defined below). Within five (5) business days after the delivery of the Expansion Premises Design Documents, Landlord shall provide its comments, if any, on the Expansion Premises Design Documents. Once approved, the Expansion Premises Design Documents may not be modified by Tenant or Landlord without the prior written reasonable consent of the other party.

2.
Contracts/Budget. Tenant shall have the option to hire a general contractor of its selection (as reasonably approved by Landlord) (the “Tenant Expansion Premises General Contractor”) for the upfit of the Expansion Premises. If Tenant chooses the Tenant Expansion Premises General Contractor for the Expansion Premises Tenant Work, Landlord shall have the right to review, comment and reasonably approve the agreement between Tenant and the Tenant Expansion Premises General Contractor and Landlord shall have the right to input, and reasonable approval of all bidding with respect to the Expansion Premises Tenant Work. Without limiting the foregoing, Tenant shall use Landlord's designated base building HVAC subcontractor for all HVAC work. If Tenant elects to hire the Tenant Expansion Premises General Contractor, Landlord shall have the right to reasonably approve same. Once Tenant selects a general contractor, Tenant shall request that the general contractor selected prepare and submit a reasonably detailed budget for the Expansion Premises Tenant Work within five (5) business days after the Expansion Premises Design Documents are delivered.

3.
    Expansion Premises Tenant Work and Allowance. Any and all costs and expenses incurred by Tenant for the Expansion Premises Tenant Work, including but not limited to, the Expansion Premises Design Documents, fees of the general contractor, materials, permitting costs, engineering fees, and any miscellaneous fees and costs for the completion by Tenant of the Expansion Premises

Tenant Work shall be borne by Tenant. Immediately following execution of this First Amendment by both Landlord and Tenant, Landlord shall deliver the Expansion Premises to Tenant in its 'as-is' warm shell condition, which is described on Exhibit B-1 with no other improvements whatsoever to be constructed by Landlord. Landlord shall provide to Tenant a construction allowance equal to Fifty-Seven and 01/100 Dollars ($57.01) per SF totaling One Million Six Hundred Sixty-One Thousand Eight Hundred Forty-One and 50/100 Dollars ($1,661,841.50) plus any additional allowance provided in lieu of materials for the items set forth in Section E.2 and E.3 of Exhibit B-1 to be used for replacements of those items (collectively, the “Expansion Premises Construction Allowance”). The Expansion Premises Construction Allowance shall be used for the Expansion Premises Tenant Work in accordance with the First Amendment, the Lease and this Exhibit. Landlord shall remit the Expansion Premises Construction Allowance to Tenant not more frequently than once a month, within thirty (30) days after the satisfactory completion of the following, as reasonably determined by Landlord: 1) substantial completion of the Expansion Premises Tenant Work (or, for an interim request, such portion of the Expansion Premises Tenant Work to which the request applies), 2) Tenant's submission to Landlord of invoice(s) for at least the amount of the Expansion Premises Construction Allowance (or, for an interim request, such portion of the Expansion Premises Construction Allowance as Tenant is then requesting), and 3) a final lien waiver from Tenant's approved contractor and any applicable subcontractors who worked on the Expansion Premises Tenant Work (or, for an interim request, a final lien waiver from all contractors or subcontractors whose work on the Expansion Premises Tenant Work is completed and an interim lien waiver from the remaining contractors or subcontractors); provided, however, that in lieu of making payment of any amount of the Expansion Premises Construction Allowance to Tenant, Landlord may, in its discretion, make such payment directly to the applicable contractor or subcontractor without undertaking to complete the any portion of the Expansion Premises Tenant Work or continue to make such payments directly to such contractor or subcontractor or to pay any amounts in excess of the Expansion Premises Construction Allowance. In the event that Tenant completes the Expansion Premises Tenant Work but does not spend the total amount of the Expansion Premises Construction Allowance, Tenant may apply any unused amount of the Expansion Premises Construction Allowance to the payment of Monthly Base Rent as the same would otherwise become due under the Lease. Except as reimbursed through the Expansion Premises Construction Allowance, all costs and expenses associated with the Expansion Premises Tenant Work shall be Tenant's responsibility.

1.
Performance of Work. Prior to beginning any work at the Project, Tenant shall provide Landlord with evidence of insurance for the general contractor and subcontractors with commercial general liability $1,000,000 per occurrence from a company licensed in North Carolina and naming Landlord as an additional insured thereon and such other insurance, including, without limitation, workers' compensation, as required by Applicable Law. All persons working at the Premises as hired by Tenant shall be licensed in the State of North Carolina and subject to the reasonable approval of Landlord. Landlord and Tenant shall each ensure that all work performed by each at the Expansion Premises is performed in a good and workmanlike manner and in accordance with all Applicable Laws and in a manner that does not unreasonable disturb other tenants of the Project. Tenant may perform its work at any time (during business hours or outside), but shall perform work that could reasonably disturb other tenants in the Project (such as core drilling) after hours at times reasonably approved Landlord or its property manager.

2.
Punch-list and Possession. Promptly upon (i) completion by Tenant of the Expansion Premises Tenant Work per the Expansion Premises Design Documents, and (ii) the issuance by the Town of Cary of a certificate of occupancy for the Expansion Premises, Landlord shall schedule a mutually agreeable time with Tenant to inspect the Expansion Premises and prepare a punch-list setting forth any defects or incomplete work (the “Expansion Premises Punchlist”). Tenant shall cause the general contractor to correct and complete any such defects and incomplete items described in the Expansion Premises Punchlist within thirty (30) days.

EXHIBIT B-1
SPECIFICATIONS

A.	SERVICE CORE

1.	Stairways as required by code, painted, and in acceptable condition to serve as a connecting stairway.

2.	Electrical, telephone, recycling and janitor rooms on each floor.

3.
Core walls and columns are all clad with dry wall, taped, and sanded. Multi-tenant, corridor, and exterior walls are left exposed on tenant side of wall ready for utilities and sheetrock by the tenant.

4.
Men's and ladies' washrooms on each floor. Finishes are porcelain tile floor with natural stone accents, wall covering, granite counter tops and decorative lighting. Complete to building specifications. Fixtures per code and in compliance for business occupancy.

5.	Water

a.	Two (2) wet columns per floor.

b.	Drinking fountains, with chilled water installed per code

6.	Core doors are stain grade finish, 8' high. Doors for stairwells, electrical, mechanical, janitor, telephone, toilet rooms, etc., all installed.

7.	Expected ceiling heights are anticipated to be 10'10” on first floor and 9'6” on second, third, and fourth floors.

8.	Window treatments - horizontal mini blinds are to be provided by landlord for each exterior window to the tenant ready to be installed-

B.    FLOORS

1.	Concrete floors with toweled finish leveled to tolerance of 1/4 inch of a 10' radius noncumulative.

2.	Design to support a live load of one hundred (100) pounds per square foot.

C.    HVAC

1.	HVAC systems to service cores on floors of Premises.

2.	Approximately fifty two (52) fan-powered boxes are already installed based upon the following ratios.

a.	VAV fan powered perimeter boxes with electric heat - eight (8) per floor installed in tenant spaces.

b.	VAV fan powered boxes with electric heat, one (1) for each floor installed in common areas.

c.	VAV boxes without electric heat: four (4) per floor

3.	HVAC criteria based on the following.

•	Lighting load 1.5 watts per square foot

•	Internal gains 1.0 watts per square foot

•	People 143 usable square feet per person

D.    ACOUSTICS. Code compliant sound insulation in building core areas, e.g., restrooms, mechanical room, etc.

A.	LIGHTING/CEILING

1.	Installed and operating in main lobby, all stairwells, elevator, lobbies, mechanical rooms, utility rooms, other lighting as required by code.

2.
In the Premises, building standard fixtures with 18-cell (277 volt, 3 lamp) parabolic lenses at one (1) per one hundred (100) usable square feet shall be provided by Landlord, in either material delivered to site or as a credit to Tenant. Such credit to be in the amount of $82.75 per building standard fixture for which the credit is taken in lieu of the material.

3.	In the Premises, ceiling grid track and 2x2 flat ceiling tile for each floor is provided by Landlord, in either material delivered to site or as a credit to Tenant.

B.	ELECTRICAL/POWER

1.	Electrical closet on each floor with (2) 75 KVA Transformers and (4) 250/3 Panels for a total of (168) circuits per floor.

2.	System provides minimum of 2.5 watts per usable square foot for lighting and 5.0 watts per usable square foot for receptacles.

G.    LIFE SAFETY. Per building code.

H.    COMMUNICATION SYSTEM. Access to main telephone service is located in the telephone closet on each floor.

I.    FIRE PROTECTION SYSTEM. Sprinkler system capacity is based on light hazard safety occupancy at 14' x 14' (196' per square foot), with maximum at one (1) head, per 225 square feet. Base system is installed, with specific configurations required for occupied space to be paid by Tenant.